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                                                                    Exhibit 10.8

                                 FAIRWAY SYSTEM
                         SOFTWARE DEVELOPMENT AGREEMENT

         This Software Development Agreement ("Agreement") is made as of this 30th day of November, 1998, by and between DST SYSTEMS, INC., a Delaware corporation with offices located at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"), and Boston EquiServe Limited Partnership, a Delaware limited partnership with offices located at 150 Royall Street, Canton, Massachusetts 02021 (the "Partnership").

         WHEREAS, DST is developing proprietary software known as the "Fairway System" (the "System") for use by the Partnership in its "Shareholder Services Business" as defined in the Contribution Agreement being entered between the parties hereto and others simultaneously herewith ("Contribution Agreement");

         WHEREAS, DST agrees to complete the development of the System in accordance with the terms of this Agreement;

         WHEREAS, pursuant to the Contribution Agreement, all rights in the System will be contributed to the Partnership following acceptance of the System by the Partnership in exchange for a limited and general partnership interest in the Partnership to be granted to DST as provided in the Contribution Agreement;

         NOW, THEREFORE, DST and the Partnership do hereby agree as follows:

         1.       DEFINED TERMS.
                  --------------

                  Acceptance Certificate:  Paragraph 13(e);
                  Acceptance Cure Period: Paragraph 15(c)(ii); Acceptance Date: Paragraph 13(a);
                  Acceptance Testing:  Paragraph 13(b);
                  Acceptance Testing Procedures: Paragraph 14; Amended Partnership Agreement: Paragraph 16(a); Approved Change: Paragraph 7(a);
                  Approved Clarification:  Paragraph 8;
                  Arbitrator:  Paragraph 22(c);
                  Business Day:  Paragraph 8(a);
                  Change:  Paragraph 7(a);
                  Change Control Manager; Paragraph 7(a);
                  Change Control Procedure: Paragraph 7;
                  Clarification:  Paragraph 7(a)(i);
                  Clarification Procedures:  Paragraph 8;
                  Contribution Agreement:  Recitals;
                  Corrective Modifications: Paragraph 7(a)(ii); Corrective Modification Procedures: Paragraph 9; Data Processing Agreement: Paragraph 11(a); Delivery Cure Period: Paragraph 15(c)(i); Delivery Dates: Paragraph 13(a);
                  Development Conventions:  Paragraph 2(b)(v);

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                                                                               2

                  Dispute Resolution Procedures:  Paragraph 22;
                  DST Item:  Paragraph 20(a);
                  Enhancement:  Paragraph 7(a)(iii);
                  Estimated Function:  Paragraph 11;
                  Executable Program:  Paragraph 15(d)(i);
                  FCNC:  Paragraph 11(a);
                  Final Acceptance:  Paragraph 15(b);
                  Final Acceptance Date:  Paragraph 13(a);
                  Function:  Paragraph 2(b)(i);
                  Functionality:  Paragraph 2(b)(i);
                  Functionality Testing:  Paragraph 14(a)(i);
                  Hardware Requirements:  Paragraph 2(b)(ii);
                  Herein:  Paragraph 24(e);
                  Hereinafter:  Paragraph 24(e);
                  Hereof:  Paragraph 24(e);
                  Hereunder:  Paragraph 24(e);
                  Including:  Paragraph 24(e);
                  Interim Acceptance:  Paragraph 15(a);
                  Indemnitees:  Paragraph 20(c);
                  Indemnitor:  Paragraph 20(c);
                  Level One Problem:  Paragraph 9(b)(i);
                  Level Two Problem:  Paragraph 9(b)(ii);
                  Level Three Problem:  Paragraph 9(b)(iii);
                  Maintenance Documentation: Paragraph 15(d)(iii); Maintenance Tools: Paragraph 15(d)(iv);
                  Model Office:  Paragraph 12(b);
                  Partnership Indemnitees:  Paragraph 20(a);
                  Performance Metrics:  Paragraph 9 (b)(i);
                  Problem:  Paragraph 7(a)(ii);
                  Problem Tracking System: Paragraph 9(a);
                  Project Control Books:  Paragraph 2(c);
                  Project Representatives:  Paragraph 22(b);
                  PTS:  Paragraph 9(a);
                  Regression Testing:  Paragraph 14(a)(iii);
                  Releases:  Paragraph 2(a);
                  Retained Rights:  Paragraph 16(a)
                  Remote Service Agreement:  Paragraph 6;
                  Shareholder Services Business:  Recitals;
                  Scope Documents:  Paragraph 2(b)(i);
                  Software Requirements:  Paragraph 2(b)(iii);
                  Source Code:  Paragraph 15(d)(v);
                  Specifications:  Paragraph 2(b)(v);
                  Stress Testing:   Paragraph 14(a)(ii);
                  System:  Recitals;
                  Third Party Software:  Paragraph 11;
                  Third Party Fees:  Paragraph 11;
                  User Documentation:  Paragraph 15(d)(ii);
                  Weekly Schedule:  Paragraph 9(a).

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                                                                               3

         2. DEVELOPMENT OF THE SYSTEM.

                  (a) SYSTEM; RELEASES. DST shall complete the design and development of the System in accordance with the Functionality described below. All costs and expenses of the design and development of the System shall be borne by DST unless otherwise provided in this Agreement. The System will be developed and delivered in phases (the "Releases"), identified as Releases 1.1, 1.2, 1.2.5, 1.3 and 1.3.5. Release 1.1 has been delivered to the Partnership and has met the criteria for Interim Acceptance, subject only to the obligation of DST to correct Level One Problems which arise during Regression Testing which were not detected during Acceptance Testing of Release 1.1. Release 1.2 has been delivered to the Partnership. Releases 1.2.5, 1.3 and 1.3.5 will be delivered in accordance with the Delivery Dates for those Releases. Each Release will be contributed to the Partnership in exchange for the Partnership interests described in the Contribution Agreement.

                  (b) SPECIFICATIONS.

                           (i) FUNCTIONALITY. The functional specifications for
each of the Releases (the "Functionality") are attached hereto as Exhibit A. Further details and descriptions of the individual components of the Functionality (each, a "Function") may be more fully described in "Scope Documents" to be agreed upon by the parties using the procedures described in Paragraph 8.

                           (ii) HARDWARE REQUIREMENTS. The hardware
configuration requirements of the System for the workstation and application servers through Release 1.3.5 (the "Hardware Requirements") are attached hereto as Exhibit B. The Partnership will pay for the cost of all Hardware Requirements. The Hardware Requirements are subject to any changes which may be agreed upon by the parties and included in the Project Control Books during the development process pursuant to the Change Control Procedure described in Paragraphs 7 through 10 hereof. Modifications to the Hardware Requirements or other Specifications required by changes to hardware and operating systems made by the suppliers of such hardware and operating systems shall be treated as Enhancements.

                           (iii) SOFTWARE REQUIREMENTS. The third party software
and DST software products required either for incorporation into the System through Release 1.3.5 or for operation of the System through Release 1.3.5 on the workstation and application servers (collectively, the "Software Requirements") are attached hereto as Exhibit C. The Partnership will pay or reimburse DST for the cost of all license fees, maintenance and support fees for the Software Requirements. All Software Requirements for which, to the knowledge of DST, the Partnership shall or may be responsible for payment of a fee as a

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                                                                               4

condition to its use of the System are listed on Exhibit C; provided, that the Software Requirements and Exhibit C are subject to modification based on (A) additional Functionalities of the System identified in the course of development; (B) Approved Changes identified pursuant to the Change Control Procedure described in Paragraphs 7 through 10 hereof; (C) changes to maintenance fees, support fees or license fees by providers of the Software Requirements; (D) changes to the, functionality, specifications or support of the software included in the Software Requirements, or new releases or replacement products for such software; or (E) changes to the Partnership organization or ownership that may cause additional fees to be due. Modifications to the Software Requirements or other Specifications required by items (A)-(E) in the preceding sentence shall be treated as Enhancements. Except for any fees for the Software Requirements, including any modifications thereof described in this paragraph, and any other fees expressly set forth in this Agreement and in Section 4.13 of the Contribution Agreement (with respect to portions of the System not covered by the Software Requirements), no additional fees of any nature shall be due to or assessed by DST in respect of this Agreement; provided, that (i) the direct and indirect ownership of DST in the Partnership, in the aggregate, does not fall below 20% (PROVIDED, HOWEVER, that transfers by DST of its interest in the Partnership shall not be included within this clause (i)); and (ii) the System and the software included in the Software Requirements are used solely by the Partnership. Except as described above and in Section 4.13 of the Contribution Agreement, DST will not incur any additional third party software fees without the Partnership's consent, which will not be unreasonably withheld. DST will make a reasonable effort to work with the Partnership to minimize the third party license and maintenance fees necessary for the Software Requirements following Contribution; provided, that actions taken to minimize such costs shall not (i) subject DST to loss of any rights to use any third party software; (ii) cause DST to incur any penalties or costs; or
(iii) relieve the Partnership of its responsibility for third party fees as described herein and in the Contribution Agreement. The Partnership shall receive DST's most favorable customer rates for any proprietary DST software in the Software Requirements; provided, that the Partnership has licensed use of such software for at least as many workstations as other DST customers who receive such rates.

                           (iv) COMMUNICATIONS. The Partnership shall be
responsible for the communications requirements, including the selection of carriers, for the System. The Partnership will provide to DST the Partnership's specifications for communications lines and will identify to DST the carriers which the Partnership proposes to engage to provide communications lines, each of which must, in the reasonable judgment of DST, be compatible with the Hardware Requirements, the Performance Metrics and the Software Requirements. The communications requirements shall not be deemed part of the Hardware Requirements.

                           (v) SPECIFICATIONS. The Functionality, Hardware
Requirements and Software Requirements constitute the complete description of the requirements for each Release of the System and shall be referred to herein as the "Specifications." Exhibit I describes the conventions that DST is following to develop the System with respect to (a) size limitations for data fields, (b) capacity limitations and (c) functional limitations (collectively, the "Development Conventions"). If any Problem identified in the course of Acceptance Testing is attributable to a failure of DST to follow the Development Conventions, then DST shall be responsible for resolving such Problem at

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                                                                              5

its expense. If any such Problem is due to an Enhancement requested by the Partnership, then the costs associated with resolving such Problem shall be borne by the Partnership and such actions shall be treated as an Enhancement. Any modifications to the Development Conventions or modifications to the Specifications on the System which arise from modifications to the Development Conventions, shall be treated as an Enhancement. The Development Conventions are part of the Specifications.

                  (c) PROJECT CONTROL BOOK. DST will create and maintain a Project Control Book for each Release which contains all the Specifications for that Release, including all Scope Documents agreed upon by the parties for any Function. The Partnership will be provided with a current copy of the Project Control Book for each Release. All Scope Documents, additional Hardware Requirements, additional Software Requirements and any other modifications to the Specifications made pursuant to the Change Control Procedure shall be deemed to be part of the Specifications only upon their inclusion in the Project Control Book. The Project Control Book may be modified during development of the System only through the Change Control Procedure. DST will provide the Partnership with copies of all modifications to the Project Control Book.

         3. PROJECT REPRESENTATIVES. Each party shall designate a Project Representative to be the main contact for that party concerning performance by each party of its obligations under this Agreement. The Project Representative for each party will maintain its Project Control Book. Either party may change its Project Representative upon prior written notice to the other party.

         4. DELIVERY OF FUNCTIONALITY. DST will endeavor to deliver individual Functions of each Release prior to the Delivery Date of the Release, and the Partnership will endeavor to begin Acceptance Testing of individual delivered Functions, to the extent practicable, as early as practicable prior to delivery of the full Release; provided, that the Partnership shall make decisions with respect to Acceptance Testing of individual Functions by reference to its ability to perform meaningful testing of such Functions and the System. From time to time during development of each Release, DST will provide the Partnership with its projected delivery dates for individual Functions prior to the Delivery Dates for the respective Releases in order to facilitate Acceptance Testing of individual Functions. The Delivery Dates for each Release shall be the only delivery dates binding on DST.

         5. EXCLUSIVE USE OF SYSTEM. During the planning and development of the System through Final Acceptance, DST shall make the System available for the exclusive use of the Partnership, subject to the DST rights set forth in Section
2.2 of the Contribution Agreement.

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                                                                               6

         6. OPERATION AND SUPPORT OF THE SYSTEM BY DST PRIOR TO FINAL ACCEPTANCE. Functions or Releases which are placed into production pursuant to Paragraph 13(f) prior to transfer of ownership of such Functions or Releases to the Partnership pursuant to the Contribution Agreement, shall be operated and supported by DST for the Partnership pursuant to the Fairway System Remote Service Agreement, dated concurrently herewith, between DST and the Partnership (the "Remote Service Agreement").

         7. CHANGE CONTROL PROCEDURES.

                  (a) IDENTIFICATION OF CHANGES. DST and the Partnership shall each designate a Change Control Manager for their respective organizations. From time to time, either DST or the Partnership may propose changes to the Specifications (each a "Change") by completing one of the forms described below and giving it to the Change Control Manager of the other party. The parties shall designate by mutual agreement each proposed Change as a Clarification, Corrective Modification or Enhancement, as described below. In the event that the parties are not able to agree upon the classification of any proposed Change, either party may refer the matter to the Dispute Resolution Procedures. Neither party will obtain any benefits or obligations of any Change until such Change is approved by each party in accordance with the procedures specified in Paragraphs 7 through 10 hereof or as determined by the Dispute Resolution Procedures (an "Approved Change").

                           (i) CLARIFICATIONS. A Clarification is a Change which
requires a revision of the Specifications which shall be developed through the Clarification Procedures pursuant to Paragraph 8.

                           (ii) CORRECTIVE MODIFICATIONS. A Corrective
Modification is a fix of a defect, error, bug or problem in the System which causes the System to fail to conform to the Specifications ("Problem") identified as a Level One or Level Two Problem during either the development process or Acceptance Testing and addressed through the Problem Tracking System pursuant to Paragraph 9.

                           (iii) ENHANCEMENTS. An Enhancement is a function
outside the scope of the Specifications beneficial to the operation of the System, or any other change designated as an Enhancement in this Agreement, addressed through the Enhancement procedures pursuant to Paragraph 10.

                  (b) INCORPORATION OF APPROVED CHANGES. Approved Changes shall be included within the relevant Scope Document or shall be the subject of a separate Scope Document, as applicable, and shall be included in the Project Control Book as part of the Specifications. Approved Changes will be incorporated into then current development efforts or deferred to later development work in accordance with the schedule agreed upon for each Approved Change. No Approved Change shall extend the Delivery Date or Acceptance Date for any Release unless such extension has been agreed to by the parties or required by the Arbitrator as provided herein.

                  (c) SOLE RIGHT TO DEVELOP. No person or entity other than DST will be permitted to develop any aspect of or modification or enhancement to the System prior to Final Acceptance of all Releases which DST is obligated to deliver pursuant to this

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                                                                               7

Agreement without the prior written consent and direction of DST, except as provided in Paragraph 15(c).

         8. CLARIFICATION PROCEDURES.

                  (a) SCOPE DOCUMENT PROCEDURES. Scope Documents will be prepared by the parties, and revised periodically, to further define and clarify portions of Functionality to be included in each Release. Each Scope Document will consist of an overview of the Functionality covered by the Scope Document, a list of use cases, assumptions, exclusions and issues. Following an internal review by DST a copy of the proposed Scope Document will be forwarded to the Partnership for its review. The Partnership will review the proposed Scope Document and deliver any proposed corrections, modifications or comments, in writing, to the Change Control Manager at DST within two (2) weeks after receipt of the proposed Scope Document by the Partnership. Within two (2) weeks after receipt by DST of written comments on the Scope Document from the Partnership, DST will prepare a revised Scope Document and return it to the Partnership. Within two (2) weeks after receipt of the revised Scope Document, the Partnership will prepare and forward to DST any proposed revisions to the Scope Document. During the periods referred to above, the parties will cooperate with each other in good faith to resolve questions which need to be resolved to interpret, respond to and finalize each Scope Document. Within five business days after receipt from the Partnership of any proposed final revisions to the Scope Document, DST will notify the Partnership of its acceptance or rejection of such proposed revisions. If the parties cannot agree upon the final terms of the Scope Document, then the matter shall be referred to arbitration in accordance with the Dispute Resolution Procedures. As used herein, "business day" means any day other than (i) a Saturday or Sunday, or (ii) a day on which state or national banking institutions are authorized or obligated by law to remain closed in the States of Illinois, Massachusetts, Missouri or Kansas.

                  (b) CLARIFICATIONS OTHER THAN SCOPE DOCUMENTS. Either party may propose a Clarification other than a Scope Document by completing a Change Control Form in the form attached hereto as Exhibit D, delivering it to the Change Control Manager of the other party and complying with this Paragraph. Within seven (7) days after identification of a Change as a Clarification, DST will submit a Clarification proposal to the Partnership in writing, which proposal shall include the estimated delivery date of the Clarification and any anticipated impact of the proposed Clarification on the relevant Functions, Releases or Delivery Dates. The Partnership shall respond to the Clarification proposal in writing within seven (7) days after receipt, indicating its approval of the Clarification proposal or its request for revisions of the Clarification proposal. DST will

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                                                                               8

reply to any requested revisions in the Clarification proposal in writing within seven (7) days after receipt of the Partnership's comments. DST will undertake Approved Clarifications at its expense. If the parties cannot agree on a Clarification proposal within fourteen (14) days after DST's submission of the Clarification proposal to the Partnership, either party may refer the matter to the Dispute Resolution Procedures. DST will document the reasons for rejection of any Clarification. Failure of the Partnership to accept a Clarification proposal within the time provided shall be deemed to be rejection of such proposal.

         9. CORRECTIVE MODIFICATION PROCEDURES.

                  (a) PROBLEM TRACKING SYSTEM. If the Partnership identifies a Problem before or during the Acceptance Testing Procedures, it will notify DST of the Problem by entering the appropriate information into the DST Problem Tracking System ("PTS"), to which both parties will have electronic access. A screen print from the PTS relating to Problem reporting is attached hereto as Exhibit E. DST shall also notify the Partnership of Problems it identifies by entering them into the PTS.

                  (b) CLASSIFICATION. DST will classify each Problem in accordance with its severity:

                           (i) LEVEL ONE. A Level One Problem is a single
Problem which deprives, or more than one related Problems which together deprive, the System of any material Function or materially interferes with the achievement of one or more Performance Metrics (as defined in Exhibit F) and which can be repeated by the Partnership in the course of operation of the System in accordance with the Specifications. DST is obligated to correct Level One Problems at its expense. A Level One Problem may preclude Interim Acceptance or Final Acceptance until corrected.

                           (ii) LEVEL TWO. A Level Two Problem is a Problem
which deprives the System of any non-material Function or lowers the level of System performance, without depriving the System of any material Function or materially interfering with the achievement of one or more Performance Metrics, and which can be repeated by the Partnership in the course of operation of the System in accordance with the Specifications. DST may implement a workaround for Level Two Problems until a permanent Corrective Modification can be developed. DST is obligated to correct Level Two Problems at its expense. A Level Two Problem will not delay Interim Acceptance or Final Acceptance, but DST is obligated to address any remaining Level Two Problems through Corrective Modifications after Final Acceptance.

                           (iii) LEVEL THREE. A Level Three Problem is a Problem
having no material affect on System Functionality or performance and which is minor and generally is cosmetic, including minor or cosmetic Documentation issues. DST is not obligated to correct Level Three Problems. Level Three Problems will not delay Interim Acceptance or Final Acceptance. The Partnership will be responsible for correction of Level Three Problems using its internal support staff at its expense.

                           (iv) DISPUTES. Upon notice from the Partnership of a
claimed Problem, DST and the Partnership will cooperate with each other to determine whether a Problem exists and, if so, whether it is a Level One, Level Two or Level Three Problem. If the parties dispute the existence or classification of a Problem, such dispute will be

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                                                                               9

resolved through the Dispute Resolution Procedures.

                  (c) PROPOSED CORRECTIVE MODIFICATIONS.

                           (i) LEVEL ONE PROBLEMS. If a Problem is classified as
a Level One Problem prior to the Delivery Date for a Release, DST will implement a fix or remedy for the Level One Problem as soon as practicable prior to the Delivery Date for that Release. If the fix or remedy requires a Corrective Modification, then DST will (A) estimate the timing for delivery of the Corrective Modification; and (B) describe the impact of the proposed Corrective Modification on the relevant Specifications or Delivery Dates and any Clarifications necessitated by the Problem or Corrective Modification. For Level One Problems classified during the Acceptance Testing Procedures for a Release, DST will fix the Level One Problems which require Corrective Modifications, and deliver such Corrective Modifications within the time set forth in the Acceptance Testing Procedures.

                           (ii) LEVEL TWO PROBLEMS. If a Problem is classified
as a Level Two Problem at any time prior to Acceptance, DST will implement a Corrective Modification as soon as practicable at DST's expense and will provide the Partnership with notice describing: (A) an estimate of the timing for delivery of the proposed Corrective Modification; and (B) a description of any related Clarification proposed by DST. For Level Two Problems identified during the Acceptance Testing of a Release, DST shall correct such Level Two Problems at its expense, but such Level Two Problems will not delay Interim Acceptance or Final Acceptance.

         10. ENHANCEMENT PROCEDURES.

                  (a) PROPOSED ENHANCEMENTS. As soon as practicable after classification of a proposed Change as an Enhancement, DST shall notify the Partnership in writing whether it will undertake the Enhancement and, if so, will provide the Partnership with a good faith estimate of the cost and estimated timing of completion of the Enhancement, and any impact that development of the Enhancement Proposal may have on any relevant Specifications or Delivery Dates. All Scope Documents and requirements for Enhancements shall be separately included in the Project Control Book but shall not be included in the Specifications and shall not be subject to Acceptance Testing. The parties will enter into separate acceptance testing and scheduling of the development of individual Enhancements.

                  (b) APPROVAL OF ENHANCEMENT PROPOSALS. As soon as practicable after receipt of a proposal for an Enhancement, the Partnership will notify DST in writing of its approval of such Enhancement proposal or its request for revisions of the Enhancement proposal. DST will reply to any requested revisions in writing as soon as

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                                                                              10

practicable after receipt of the Partnership's comments. If the Partnership declines DST's proposal or revised proposal, DST shall have no further obligation regarding that Enhancement proposal or revised proposal. Failure of the Partnership to accept an Enhancement within ten (10) days after receipt of notice from DST that a response is due shall be deemed to be rejection of such proposal.

                  (c) REGULATORY CHANGES. Changes in the Specifications for the System based on changes in laws, regulations or standard industry procedures shall be treated as Enhancements.

         11. OBLIGATIONS WITH RESPECT TO CERTAIN FUNCTIONALITY.

         (a) With respect to the three (3) items of Functionality described on Exhibit A as Dividend Reinvestment, Employee Plans and Open Enrollment, the Partnership agrees to pay a portion of DST's development costs under the following circumstances. DST will be responsible for development of these three items of Functionality up to a combined total of 40,000 hours of development time. If any development time in excess of 40,000 hours is required to complete development of these three items of Functionality, the Partnership will pay DST for one-half of such excess development hours at DST's standard rates. The Partnership may pay for its share of such excess development hours by deducting the number of hours representing its share of the excess hours from the total number of hours of development time provided by DST to the Partnership pursuant to Paragraph 1.03 of the Fairway System Data Processing Agreement ("Data Processing Agreement") between DST and the Partnership being entered simultaneously herewith.

         (b) DST shall account for the time it expends in the delivery of the development services described in (a) above in a manner consistent with DST's regular business practices. DST shall maintain records sufficient to document the development services performed for the Partnership pursuant to this Paragraph 11 (and Paragraph 1.03 of the Data Processing Agreement), including the time expended in delivering such services during the term of this Agreement and for a period of two (2) years after expiration or termination of this Agreement. Upon reasonable advance notice from the Partnership, DST shall provide the Partnership and its designees with reasonable access to such records during DST's regular business hours. Any dispute between the parties with respect to the delivery of such development services shall be resolved using the Dispute Resolution Procedures.

         12. PREPARATION FOR ACCEPTANCE TESTING.

                  (a) STAFF. The Partnership shall maintain a staff of sufficient experience with all necessary skills and in sufficient number to perform the Acceptance Testing Procedures for each Release by the Acceptance Date for such Release.

                  (b) FACILITIES. All Acceptance Testing shall be done by the Partnership in an agreed upon test environment rather than a production environment. The Partnership shall maintain a logically segregated test environment which shall include a Model Office at the Partnership's Canton, Massachusetts, facilities, configured with work stations containing hardware consistent with the Hardware Requirements and software

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                                                                              11

consistent with the Software Requirements and meeting the other configuration requirements specified in the Project Control Books to enable Acceptance Testing to be performed expeditiously and on a basis consistent with the Specifications. The test environment also will include a separate communications link to DST's test facilities in Kansas City. DST will have a reasonable number of representatives present at the Model Office during the Partnership's Acceptance Testing. DST's permitted presence during Acceptance Testing shall not relieve the Partnership of its obligations to perform Acceptance Testing by the Acceptance Dates.

                  (c) TEST SCRIPTS. The Partnership shall commence development of initial test scripts for each Release as soon as practicable and shall deliver the initial test scripts to DST as soon as they are complete, but in any event not less than thirty (30) days prior to the Delivery Date for that Release. The test scripts shall be written in conformity with the Specifications and shall address both Functionality and Regression Testing, as described below. During Acceptance Testing, any revised test scripts will be delivered as soon as practicable to DST. The test scripts and test data together with the Acceptance Testing Procedures as agreed by the parties shall simulate, as closely as practicable, the type of data which would be encountered by the System in a hypothetical production environment. Notwithstanding the foregoing, the Partnership shall not be limited to use of the test scripts in conducting Acceptance Testing of any Release. The Partnership shall not use production data for Acceptance Testing.

         13. DELIVERY AND ACCEPTANCE DATES.

                  (a) RELEASES. Each Release will be delivered to and accepted by the Partnership by the following dates:


RELEASE                                  "DELIVERY DATE"                       "ACCEPTANCE DATE"
-------                                  --------------                        -----------------
Version 1.1                              Delivered                             Interim Acceptance has occurred
Version 1.2                              Delivered                             February 28, 1999
Version 1.2.5                            February 28, 1999                     August 31, 1999
Version 1.3                              April 30, 2000                        October 31, 2000
Version 1.3.5                            April 30, 2000                        October 31, 2000
                                                                               ("Final Acceptance Date")


Notwithstanding any provision of this Agreement to the contrary, DST may not deliver Release 1.3 to the Partnership for Acceptance Testing until after Interim Acceptance of

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                                                                              12

Release 1.2.5. All other Releases may be delivered even if prior Releases have not been delivered or accepted.

                  (b) TESTING OBLIGATIONS. On or before each Delivery Date, DST shall deliver to the Partnership the Release in the form of the Executable Program (and to the extent applicable the Source Code), and User Documentation for that Release, corresponding to such Delivery Date. Upon receipt of a Release from DST, the Partnership shall promptly install the Release in the test environment and DST will provide reasonable installation support in the event that the Partnership has difficulty installing the Release. Following installation, the Partnership shall promptly commence Acceptance Testing in accordance with the Acceptance Testing Procedures and shall use its best efforts to adhere to all relevant dates in the Acceptance Testing Procedures. The Partnership will enter all Level One or Level Two Problems into the PTS, and will make a good faith effort to enter such Problems into the PTS as soon as they may be discovered during any Acceptance Testing period. The Partnership hereby covenants to DST that until Final Acceptance (or upon the determination by the Arbitrator pursuant to Paragraph 15(c) that the Partnership may complete development of the System), the Partnership shall not make any modification to the System or any Source Code delivered to it by DST.

                  (c) DEEMED ACCEPTANCE. Any failure by the Partnership to perform its Acceptance Testing and Problem identification obligations or to conclude Acceptance Testing of any Release by the relevant Acceptance Date (as may be extended as provided herein) shall result in Interim Acceptance of that Release. Failure of the Partnership to complete all Acceptance Testing of the System by the Final Acceptance Date (as may be extended as provided herein) will be deemed Final Acceptance of the System. In the event of a dispute over implementation of the Acceptance Testing Procedures or whether Interim Acceptance or Final Acceptance has occurred, the dispute shall be resolved by the Dispute Resolution Procedures.

                  (d) ACCEPTANCE CERTIFICATE. If at any time prior to the Acceptance Date for any Release, DST reasonably believes that it has met the criteria for Interim Acceptance of that Release or Final Acceptance of the System, DST may deliver to the Partnership a certificate of acceptance for the Partnership to sign and return to DST (the "Acceptance Certificate"). The Partnership may sign and return the Acceptance Certificate to indicate Interim Acceptance of that Release or Final Acceptance of the System, or return the Acceptance Certificate with a written statement that indicates the Level One Problems that the Partnership believes remain in such Release. If the Partnership fails to return the Acceptance Certificate, either party may refer the matter to the Dispute Resolution Procedures.

                  (e) CONTINUED TESTING. In the event of any Level One or Level Two Problems classified during Acceptance Testing, the Partnership shall use reasonable efforts to continue Acceptance Testing of any part of the System not materially affected by the Problem. When Corrective Modifications are delivered by DST, the Partnership shall perform retests which are reasonable for the size and quantity of the Corrective Modifications delivered, as agreed by the parties. Any disputes over the Corrective Modifications delivered by DST, or any retests, will be referred to the Dispute Resolution Procedures.

                  (f) PRODUCTION CONVERSION. In the course of Acceptance Testing, the Partnership may install one or more Releases into the Partnership's production environment, convert accounts onto the Release, and begin using the Release to process such accounts; provided, that: (i) no Release will be put into production without the prior written consent of DST; and (ii) if a Level One or Level Two Problem is identified after a Release is put into production but prior to Final Acceptance, a reasonable effort to correct such Problem shall be made at the Partnership's expense by DST support personnel assigned to the System pursuant to the Remote Service Agreement. If such DST support personnel are unable to correct the Problem after making a reasonable effort, DST will use its System development staff to provide a Corrective Modification for such Problem at no additional charge to the Partnership for such development staff. The existence of any Level Two Problems or Level Three Problems will not delay Acceptance. After Final Acceptance, DST shall have no obligation to correct any Problem, other than Level Two Problems detected during Acceptance Testing prior to Final Acceptance, unless the parties enter into a support and maintenance agreement providing for such services.

         14. ACCEPTANCE TESTING PROCEDURES. All Acceptance Testing shall be done in a test environment and not in a production environment.

                  (a) TEST TYPES. Acceptance Testing may include the following three (3) types of testing, each of which must be completed by the Acceptance Date for that Release and by the Final Acceptance Date for the System:

                           (i) FUNCTIONALITY TESTING. Functionality Testing
shall test whether the Release or Function being tested operates in accordance with the Functionality in the test environment without regard to Performance Metrics.

                           (ii) STRESS TESTING. Stress Testing shall test
whether the Release being tested operates in accordance with Performance Metrics in the test environment. If the Partnership elects to conduct Stress Testing, this type of testing shall be done under conditions which (A) simulate workstation and/or account volumes consistent with those reasonably expected to be encountered in the Partnership's production environment; and (B) are consistent with the design of the System and the scope of the Specifications. If the parties are able to acquire tools which the parties agree accomplish both
(A) and (B), then such tools will be applied in the Acceptance Testing environment to measure the workstation or data volume handling capabilities of the System against the test environment Performance Metrics in Exhibit F. If such tools cannot be used, DST will share with the Partnership the results of DST's internal stress testing processes. After the Partnership has received DST's test results, if reasonably required by the Partnership, the parties will use their best efforts, at the Partnership's expense (including payment of charges for time spent by DST's System development staff at DST's standard rates), to create a test environment at the Model Office, incorporating clerical staff and administrators at work stations at appropriate levels, but not more than 900 workstations, for the purpose of completing such Performance Metrics Stress Testing. To the extent that DST reasonably believes that its assistance in the creation of such test environment may impact its ability to comply with any Delivery Date or Acceptance Date, then DST shall notify the Partnership of such concern and DST will provide testing assistance only if the parties agree on extension of any dates for DST's subsequent performance. DST will not be obligated to correct any condition which affects the achievement of any one or more Performance Metrics to the extent such condition is caused by (A) any failure of third party computer equipment, software and other systems included in the Hardware Requirements or the Software Requirements (other than computer equipment, software or other systems developed by subcontractors of DST to assist in the performance of this Agreement) to perform in accordance with the user documentation published by the manufacturers and developers of such equipment, software and systems; (B) performance characteristics of telecommunications lines or services provided by telecommunications carriers;
(C) any equipment, software or systems owned or operated by the Partnership, excluding the System; or (D) by actions or inactions of the Partnership or its authorized representatives.

                           (iii) REGRESSION TESTING. Regression Testing consists
of Functionality Testing (defined in Paragraph 14(a)(i)) and shall test (A) the Functionality of Release 1.2 together with Release 1.1; (B) the Functionality of Release 1.2.5 together with Releases 1.1 and 1.2; (C) the Functionality of Release 1.3 together with Releases 1.1, 1.2 and 1.2.5; and (D) the Functionality of Release 1.3.5 together with Releases 1.1, 1.2, 1.2.5 and 1.3.

                  (b) ACCEPTANCE TESTING OF RELEASES.

                           (i) TESTING CYCLES. All Acceptance Testing for
Releases 1.2, 1.2.5, 1.3 and 1.3.5 shall be completed by the Acceptance Date for that Release. Upon delivery of any Release, the Partnership will install such Release and to the extent practicable begin testing of one or more Functions in short cycles, and will report any Problems promptly to the PTS. The parties will meet weekly to agree upon a weekly schedule (the "Weekly Schedule") which lists the most important Level One Problems in the PTS and the date by which such Problems, if not resolved, may prevent the Partnership from further meaningful Acceptance Testing. The Weekly Schedule will be arranged in descending date order. The Weekly Schedule also will identify steps that each party must take to complete each Acceptance Testing cycle and the date by which such steps are scheduled to be completed. DST will address the Level One Problems in the order of priority established by the parties in the Weekly Schedule, and the parties shall each take the steps described in the Weekly Schedule in a timely manner. As DST delivers Corrective Modifications, the Corrective Modifications will be included in the Acceptance Testing procedure set forth in this Paragraph 14(b), which procedure will be repeated for such Corrective Modifications. If DST exceeds the agreed date for delivering any Corrective Modifications for a Level One Problem in any Release (as established in any Weekly Schedule), the Partnership shall be entitled to extend the agreed date for performing Acceptance Testing on the Release (or the affected portions of the Release), as established in any Weekly Schedule, by an equal number of days. The

Acceptance Date for that Release, however, will not be altered unless the aggregate delays by DST in delivering Corrective Modifications for Level One Problems in such Release, with equivalent extensions of the Partnership's schedule for completing Acceptance Testing on such Release, causes the agreed date for performance of Acceptance Testing (as established in the then most recent Weekly Schedule) to conclude after the Acceptance Date for that Release.

                           (ii) ANY REMAINING PROBLEMS. If the Partnership has
met all of its Acceptance Testing obligations, and the parties agree that any Level One Problems remain after the Acceptance Date for that Release, DST shall determine the amount of time necessary to resolve any remaining Level One Problems and will inform the Partnership whether it will delay the Delivery Dates of any subsequent Releases or the Acceptance Dates for those Releases, impacting the Final Acceptance Date. DST will notify the Partnership of the estimated time for delivery of Corrective Modifications for any remaining Level Two Problems.

                           (iii) STRESS AND REGRESSION TESTING. Stress Testing
or Regression Testing of the System shall take place during the Acceptance Testing for the most recently delivered Release. Acceptance of each Release by the Partnership shall be subject to correction of any Level One Problems which are detected by the Partnership in the course of Stress Testing and/or Regression Testing of the most recently delivered Release.

         15.  ACCEPTANCE.

                  (a) RELEASES. Interim Acceptance of a Release shall have occurred when:

                           (i) All Acceptance Testing (other than that Stress
Testing and Regression Testing the Partnership elects to perform after delivery of Release 1.3.5) has been completed for that Release; the Partnership has not identified any Level One Problems which remain outstanding in that Release; and either the Partnership has not identified any Level Two Problems which remain outstanding in that Release, or DST has provided estimated time frames to fix any remaining Level Two Problems in the Release;

                           (ii) The Partnership notifies DST in writing of
Interim Acceptance of the Release, or the Partnership and DST have agreed in writing as to Interim Acceptance of the Release;

                           (iii) Interim Acceptance is deemed to have occurred
as provided in Paragraph 13(c) or (d); or

                           (iv) The Partnership signs and returns an Acceptance
Certificate.

                  (b) FINAL ACCEPTANCE. Final Acceptance will occur upon the actual or deemed agreement by the Partnership that no Level One Problems remain in the System. Final Acceptance shall not be deemed a waiver of DST's obligation to correct any Level Two Problems identified during Acceptance Testing in accordance with Paragraph 14.

                  (c) DELAYED DELIVERY OR ACCEPTANCE.

                           (i) DELIVERY CURE PERIOD. In the event that delivery
of Release 1.2.5, 1.3, or 1.3.5 of the System occurs after the Delivery Date for that Release or such later date as may be applicable due to time extensions as permitted herein, such delay shall be treated as a contract dispute subject to the Dispute Resolution Procedures. If the Dispute Resolution Procedures determine that such delay is DST's fault, DST will have a total of twelve (12) months of time from the Delivery Date for such Release or such later date as may be applicable due to time extensions as permitted herein, to deliver such Release (the "Delivery Cure Period"). If at the conclusion of the Delivery Cure Period the outcome of the Dispute Resolution Procedures is that the Partnership undertakes to complete development of any remaining undelivered Release or Functionality, then, as its exclusive remedy, the Partnership may recover from DST all reasonable costs incurred by it to complete development of any remaining undelivered Release or Functionality in accordance with the Specifications (having reference to the rates quoted by recognized software consultants for similar services on software systems of comparable complexity)to the extent allowed under the Dispute Resolution Procedures and DST's interest in the Partnership shall be as provided in Paragraph 8.5 of the Contribution Agreement.

                           (ii) ACCEPTANCE CURE PERIOD. In the event that Final
Acceptance of the System does not occur within the Acceptance Cure Period for Release 1.3.5, such delay shall be treated as a contract dispute subject to the Dispute Resolution Procedures. If the Dispute Resolution Procedures determine that such delay is DST's fault, DST will have the equivalent of a total of twelve (12) months of time from the Final Acceptance Date or such later date as may be applicable due to time extensions as permitted herein, to prepare and deliver Corrective Modifications so that the Release is in condition for Final Acceptance, (the "Acceptance Cure Period"). The time available to DST during the Acceptance Cure Period shall elapse only while DST is preparing a Corrective Modification for delivery to the Partnership. The time from the date of delivery of the Corrective Modification to the Partnership through the date of the Partnership report of any remaining Level One or Level Two Problems to the PTS shall not reduce the length of time available to DST during the remaining portion of the Acceptance Cure Period. If at the conclusion of the Acceptance Cure Period the outcome of the Dispute Resolution Procedures is that the Partnership undertakes to complete development of any remaining Release or Functionality that is not in condition for Final Acceptance, then, as its exclusive remedy, the Partnership may recover from DST all reasonable costs incurred by it to complete development in accordance with the Specifications (having reference to the rates quoted by recognized software consultants for similar services or software systems of comparable complexity) required for Final Acceptance of the System to the extent allowed under the Dispute Resolution Procedures, and DST's interest in the Partnership shall be as provided in Paragraph 8.6 of the Contribution Agreement.

                           (iii) DELIVERABLES. Upon the determination by the
Arbitrator that the Partnership may retain a third party to complete development required for Final Acceptance of the System, DST shall deliver to the Partnership (or at the Partnership's direction, to such third party) copies of the materials specified in Paragraph 15(d)(i)-(vi), as they exist as of the date of such determination, and upon such delivery, the Partnership shall release DST from any and all obligations to perform any further development work on the System and any other obligations hereunder except for obligations under Paragraphs 17, 18, 19 and 20 (subject to the limitations set forth in those paragraphs).

                           (iv) DEVELOPMENT AGREEMENT WITH THIRD PARTY. The
Partnership will enter into a development agreement with any third party that it selects to perform services pursuant to this Paragraph 15(c) that includes provisions calculated to preserve the confidentiality of the DST Confidential Information and to result in only such development work necessary for Final Acceptance. Paragraphs 7(c), 17, 19(b)(iii) and 23(c) shall not limit the rights of the Partnership or any third party the Partnership selects to perform the development services authorized pursuant to the Dispute Resolution Procedures.

                  (d) DELIVERABLES AT FINAL ACCEPTANCE. Upon Final Acceptance DST will deliver the following items to the Partnership, to the extent that these items have not previously been delivered to the Partnership:

                           (i) The Executable Program, which shall mean the
machine-readable object code version of each Release.

                           (ii) The User Documentation, which shall mean with
respect to any Release, such documents as may be necessary or appropriate to instruct a user with prior training in the operation of the Release or similar products how to install, implement and use the Release, including user guides or manuals and functional specifications to the extent in existence. User Documentation includes the items listed in Exhibit J attached hereto.

                           (iii) The Maintenance Documentation, which shall
mean, as to any Release, (A) the documentation (in human-readable and magnetic media) required to permit a programmer skilled in application level computer programming to program, compile, maintain and update or enhance the Source Code for such Release and the Release, itself; (B) a human-readable list (specifying product name and version) of all readily available off-the-shelf programming and maintenance software tools used by DST to perform the foregoing and to read all such media; and (C) the documentation (in human-readable and magnetic media) required to use all utilities and tools developed by DST for use in coding, testing and analyzing the System.

                           (iv) A list of the Maintenance Tools, which shall
mean as to any

Release, all programming and maintenance software tools used by DST to program, compile, maintain and update or enhance the Source Code for such Release and such Release, itself; including such tools as are proprietary to DST or are readily available, off-the shelf tools.

                           (v) The Source Code, which shall mean as to any
Release (A) the printed sequenced list of computer instructions that (x) when compiled or interpreted by a computer using available compilers or interpreters, are sufficient to recreate the then-latest version of the Executable Program; and (y) are readily comprehensible by a programmer skilled in application level computer programming and from which (with the Maintenance Documentation) such person could readily modify, correct and update the Release; and (B) magnetic media containing the foregoing in a form suitable for compilation or interpretation by computer.

                           (vi) The object model, data dictionary and Data
Definition language (DDL) for the Fairway DB2 Database.

                           (vii) A non-transferable, non-exclusive, paid-up and
royalty-free license to use, for the Partnership's internal future development of the System by the Partnership's internal staff or consultants (provided any such consultants enter into a non-disclosure agreement with the Partnership that contains terms consistent with this Agreement to preserve DST's proprietary and intellectual property rights in such materials) any utilities and software tools, and any related documentation and source code that were developed by DST for use in coding, testing and analyzing the System, including both (A) the printed sequenced list of computer instructions and (B) magnetic media containing such instructions in a form suitable for compilation or interpretation by computer.

         16. RESERVED.

         17. CONFIDENTIALITY.

                  (a) CONFIDENTIAL INFORMATION. All information pertaining to the System, the development services rendered hereunder, and the business of the parties, including the Executable Program, User Documentation, Maintenance Documentation, Maintenance Tools, Source Code, descriptions, designs, flow charts, supplier lists, customer lists, business plans and practices, whether or not trade secrets, are the confidential and proprietary information of DST or the Partnership, respectively (collectively, the "Confidential Information"). Except as expressly provided herein or as necessary to carry out the express purposes of this Agreement, until Final Acceptance neither party shall use, copy, disclose, publish, release, sub-license, loan or transfer all or any part of the Confidential Information of the other party, without the other party's express prior written permission, as more fully described in Paragraphs 17(b) through (e) below. Following Final Acceptance, confidentiality shall be controlled by the Amended Partnership Agreement and not by this Agreement.

                  (b) SAFEGUARDING CONFIDENTIALITY. Each party shall take all reasonable precautions to safeguard the confidentiality of the Confidential Information of the other party, including compliance with any password and other security procedures and any steps that the other party may reasonably request from time to time. Neither party will disclose, in whole or in part, whether in writing or orally, the Confidential Information of the other party except to those of its employees who have the need to know such information in the performance of their duties hereunder, and to any consultants or independent contractors retained by the receiving party who have specifically agreed in writing to be bound by these confidentiality obligations.

                  (c) EXCEPTIONS. The confidentiality obligations described herein shall not apply to any information which is or becomes generally known through no fault of the receiving party.

                  (d) BREACH OF CONFIDENTIALITY OBLIGATIONS. Each party acknowledges that the breach of any provision of this Agreement relating to the confidentiality of the Confidential Information of the other party will cause the other party irreparable injury and damage, and that injunctive relief is both necessary and appropriate, in addition to any other rights or remedies available to the other party at law or in equity. Each party agrees that no bond shall be required in connection with the application for such equitable relief.

                  (e) NO TRANSFER OF RIGHTS. Except as otherwise provided in this Agreement and the Contribution Agreement, all Confidential Information shall remain the property of the originating party, and the disclosure of the Confidential Information to the receiving party shall not be construed to transfer any other rights in the Confidential Information to the receiving party that are not specifically provided for elsewhere hereunder.

         18. TRANSFER OF KNOWLEDGE.

         Attached as Exhibit H is a mutually agreed plan addressing the transfer of System knowledge from DST to the Partnership.

         19. REPRESENTATIONS AND WARRANTIES.

                  (a) BY DST. DST represents, warrants and covenants as follows:

                           (i) It has the full legal power and authority to
enter into this Agreement and to fully perform all of its obligations hereunder.

                           (ii) During the period of development of the System
as described herein, DST shall reasonably endeavor, in light of its business circumstances, to employ or retain its development staff as it is in place as of the date of execution of this Agreement and to use such staff to provide the development services described herein, subject to normal attrition and business urgencies.

                           (iii) The System shall be delivered "as is" without
any performance warranty of any kind, the Partnership having been provided the opportunity to conduct

Acceptance Testing before Final Acceptance.

                           (iv) To DST's knowledge, the System when used in
accordance with the User Documentation will not infringe or violate any U.S. patent, copyright, trademark or trade secret right of any third party.

                           (v) The System will be "Year 2000 Compliant" which
means that, as to any software in the System, such software correctly perform all date-related operations (A) without additional human intervention, other than original data entry of any date; (B) without regard to whether any date involved in the operation occurs in the 20th or 21st century; and (C) without regard to the System date at the time the calculation is performed. Without limiting the foregoing, the System software must (U) accept as input (by key entry or otherwise) fully specified dates (four-digit year, month and date of month); (V) if two-digit year specifications are accepted as input, correctly translate such dates without additional human intervention into fully specified dates in a manner that unambiguously preserves the user's intent in light of the application context; (W) perform all date-related arithmetic and logical operations correctly (for example, January 2, 2000 is greater than December 31, 1999; January 2, 2000 minus December 31, 1999 equals two days); (X) sort date-related information in correct chronological order; (Y) otherwise correctly process dates, including without limitation, updating dates, maintaining dates and reporting correctly dates in a manner that is unambiguous in light of the applicable context; and (Z) store internal, date-related information (including all interim date-related results) in a manner that is unambiguous (in the context of software processing) as to century and permit all of the foregoing to occur correctly without additional human intervention; provided, that no failure to be Year 2000 Compliant shall be deemed to have occurred (1) if DST demonstrates that the noncompliance is due solely to invalid, incorrect or otherwise corrupt data supplied by any source other than the System or another proprietary system of DST; (2) in respect of data or other information supplied by a third party to the Partnership directly or through products supplied by DST, if the third-party data or information is not used by the System in any calculation or sorting, but is merely viewed by the Partnership using software supplied by DST; or (3) if DST demonstrates that the noncompliance is due solely to hardware, firmware or software not supplied by DST (other than such third-party hardware, firmware or software that falls into either of the two following categories: (i) with which the System is intended to interface, if any agreement assigns to DST the responsibility for ensuring the correct operation of such interface; or (ii) that is required, selected, embedded or supplied by
DST).

                           (vi) To DST's knowledge, the System will contain no
virus, worm or built-in or use-driven destruction mechanism, including timebombs or trojan horses.

                           (vii) DST covenants that it will grant access to its
books and records concerning the development services described herein to federal and other governmental agencies and regulators with jurisdiction over the Partnership relating to the System and to auditors acting on their behalf, when such an audit is required by law or regulation and is authorized by the Partnership and after the agency, regulators or auditors have agreed in writing to maintain the confidentiality of DST's books and records; provided, that such audit shall be subject to at least five (5) business days' prior written notice, shall take place during DST's regular business hours, shall minimize any disruption to DST's activities and shall be conducted at the Partnership's expense. In the event that such an audit causes any delay in the development of the System, the Delivery Dates may be extended by DST for a number of days corresponding to the length of the delay caused by the audit and if the Delivery Dates are extended, the Acceptance Dates will also be extended by an equal number of days.

                           (viii) The warranties under Paragraph 19(a)(iv), (v)
and (vi) shall not apply in the event and to the extent that any breach of warranty is the result of (A) any misuse, modification, enhancement, addition or other change to the System made by or on behalf of the Partnership or its customers or any third party retained by the Partnership pursuant to Paragraph 15(c), it being understood that any such party is not acting on behalf of DST (except to the extent that such modifications, enhancements, additions or changes were made by or on behalf of DST); (B) the Partnership's failure to use any modification, enhancement, addition or other change to the System made available by DST at no charge (but including Enhancements which are subject to a charge) to achieve or maintain specific Functionality and that does not detract from the Functionality; (C) the Partnership's use of the System in combination with any hardware, software, product, process, information, directions or materials not owned, developed, specified, modified or delivered by DST; or (D) the Partnership's use of the System other than for the intended purposes. The warranties under Paragraph 19(a)(iv), (v) and (vi) also shall not apply upon the Partnership's completion of development of the System, as provided in Paragraph 15(c).

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF DST ARISING OUT OF OR IN CONNECTION WITH ITS PERFORMANCE HEREUNDER.

                  (b) BY THE PARTNERSHIP. The Partnership represents and warrants and covenants as follows:

                           (i) It has the full legal power and authority to
enter into this Agreement and to fully perform all of its obligations hereunder.

                           (ii) To the Partnership's knowledge, any ideas,
information, designs or materials proposed by the Partnership for inclusion in the System do not and will not infringe or violate any patent, copyright, trademark or trade secret right of any third party.

                           (iii) Except upon a determination by the Arbitrator
that the Partnership may complete development of the System, as provided in Paragraph 15(c), the Partnership will not (A) make or retain others to make any misuse, modification, enhancement, addition or other change to the System that may infringe or breach the intellectual property or contractual rights of others; (B) fail to use any modification, enhancement, addition or other change to the System made available by DST at no charge (but including Enhancements which are subject to a charge) to achieve or maintain specific Functionality and that does not detract from the Functionality; (C) use the System in combination with any hardware, software, product, process, information, directions or materials not owned, developed, specified, modified or delivered by DST; or (D) use the System other than for the intended purposes. If the outcome of the Dispute Resolution Procedures is that the Partnership is entitled to retain a third party to complete development of any Release or Functionality, the Partnership and not DST shall be responsible and liable for any infringement or breach of the intellectual property or contractual rights of others to the extent caused by any misuse, modification, enhancement, addition or other changes to the System made or provided by or on behalf of the third party.

The foregoing warranties will survive any assignment or transfer of the Partnership's rights and obligations under this Agreement.

         20. INDEMNIFICATION.

                  (a) INTELLECTUAL PROPERTY INFRINGEMENT. DST will defend, indemnify and hold harmless the Partnership, its subsidiaries, parent corporations, affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, customers and successors and assigns (the "Partnership Indemnitees") from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys' fees) or liability alleging that the System or any part thereof (the "DST Item") infringes or misappropriates any intellectual property right of any third party (including any U.S. patent, copyright or trade secret); provided, that DST will not be obligated to indemnify the Partnership Indemnitees if the alleged infringement is caused by (i) any misuse, modification, enhancement, addition or other change to the System made by or on behalf of the Partnership or its customers or any third party retained by the Partnership pursuant to Paragraph 15(c), it being understood that any such party is not acting on behalf of DST (except to the extent that such misuse, modifications, enhancements, additions or other changes were made by or on behalf of DST); (ii) the Partnership's failure to use any modification, enhancement, addition or other change to the System made available by DST at no charge (but including Enhancements which are subject to a charge) to achieve or maintain specific Functionality and that does not detract from the Functionality; (iii) the Partnership's use of the System in combination with any hardware, software, product, process, information, directions or materials not owned, developed, specified, modified or delivered by DST; or (iv) the Partnership's use of the System other than for the intended purposes. If any DST Item for which DST may be obligated to provide Indemnification under this Paragraph 20(a) is held to constitute an infringement or misappropriation of a third party's rights or if in DST's opinion such DST Item is likely to be held to constitute an infringement or misappropriation, DST may at its expense and option: (i) procure the right for the Partnership to continue using such DST Item; (ii) replace such DST Item with a non-infringing and non-misappropriating equivalent; or (iii) modify such DST Item to make it non-infringing and non-misappropriating while conforming to the Specifications; provided, that any replacement or modified System so submitted shall be subject to Acceptance Testing pursuant to Paragraphs 13, 14 and 15 (using such dates as reasonably agreed by the parties). If DST, in its reasonable judgment, concludes that none of the foregoing alternatives is economically feasible, then DST shall so notify the Partnership in writing and propose a change to the affected Functionality in accordance with the Clarification Procedures described in Paragraph 8. The foregoing remedies constitute the Partnership's sole and exclusive remedies and DST's entire liability to the Partnership with respect to intellectual property infringement and misappropriation; PROVIDED that if the Clarification proposed by DST embodies a loss of Functionality that is so significant that it constitutes a Level One Problem, the Partnership may treat the proposed Clarification as a contract dispute subject to the Dispute Resolution Procedures and, if the outcome of the Dispute Resolution Procedures is that the Partnership is entitled to retain a third party to complete development of the System, then the Partnership may recover from DST the costs incurred by it to complete the development of the System to the extent allowed under the Dispute Resolution Procedures.

                  (b) OTHER CLAIMS. Excluding any indemnification for infringement which is solely governed by Paragraph 20(a), each party ("Indemnitor") will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, affiliates, officers, directors, partners, shareholders, employees, agents and their successors and assigns ("Indemnitees") from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees) or liability that may result from, arise out of or relate to: (i) bodily injury, tangible personal or real property damage arising from the Indemnitor's performance or failure to perform under this Agreement;
(ii) breach of any representation, warranty or covenant hereunder by the Indemnitor. The foregoing indemnification obligations shall not apply to the extent that such claims arise from (A) the Indemnitee's negligence or willful misconduct; or (B) the Indemnitee's material breach of this Agreement.

                  (c) PROCEDURE. To receive the benefit of the indemnifications provided hereunder the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the Indemnitor's expense) and tender to the Indemnitor full authority to defend or settle the claim or suit. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnitor's written consent. The Indemnitor may not settle any claim or suit that is the subject of Paragraph 20(b) without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee has the right to employ separate counsel in any suit or claim; provided, that the fees and expenses of such counsel shall be an expense of the Indemnitee unless employment of such counsel has been specifically authorized by Indemnitor.

         21. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, DAMAGES DUE TO LOSS OF PROFITS, LOSS OF PRODUCTION, LOSS OF SAVINGS, LOSS OF COMPETITIVE ADVANTAGE, LOSS OF GOODWILL, AND BUSINESS INTERRUPTION) ARISING FROM OR RELATED TO THIS AGREEMENT, OR TO ANY OF THE SERVICES OR WORK PRODUCT TO BE PROVIDED PURSUANT TO THIS AGREEMENT, OR TO ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. THE

PROVISIONS OF THE NEXT PRECEDING SENTENCE SHALL APPLY: (A) REGARDLESS OF THE TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY; AND (B) REGARDLESS OF THE CAUSE OF SUCH DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN INFORMED OF SUCH DAMAGES, AND EVEN IF SUCH DAMAGES WERE FORESEEABLE; AND (C) REGARDLESS OF ANY CLAIM OR FINDING WITH RESPECT TO THE ADEQUACY, FAILURE OF PURPOSE, OR SUFFICIENCY OF ANY REMEDY PROVIDED FOR UNDER THIS AGREEMENT. EACH PARTY SHALL REMAIN RESPONSIBLE FOR MANAGING ITS BUSINESS, INCLUDING THE EFFECTS UPON ITS BUSINESS OF THE OTHER PARTY'S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT, AND SHALL TAKE COMMERCIALLY REASONABLE STEPS TO MITIGATE THE OTHER PARTY'S LIABILITY FOR DIRECT DAMAGES.

         22. DISPUTE RESOLUTION PROCEDURES.

                  (a) BY THE PARTIES. Disputes arising hereunder shall be submitted to the parties for resolution under the following escalation procedures. The Project Representatives of each party shall attempt to resolve a dispute within one (1) business day of identification of the dispute. If the Project Representatives are not able to agree within that time frame, the dispute shall be escalated to a supervisor designated by each party as provided in Paragraph 22(b) who shall attempt to resolve the dispute within one (1) business day of the escalation. If the supervisors are not able to agree within that time frame, the dispute shall be escalated to an executive designated by each party as provided in Paragraph 22(b) who shall attempt to resolve the dispute within two (2) business days of the escalation. If the executives are not able to agree within that time frame, the dispute shall be referred to arbitration under Paragraph 22(c). Delivery and acceptance obligations of the parties will remain unchanged during the escalation process under Paragraphs 22(a) and (b) unless both parties' designated representatives for dispute resolution agree otherwise in writing.

                  (b) DESIGNATED REPRESENTATIVES. The parties have designated their respective Project Representatives, Change Control Managers, supervisors and executives as follows:


                                         DST                                    PARTNERSHIP
                                         ---                                    -----------
Project Representative                   Mike Gentry,                           Craig Alie
                                         Systems Officer
Change Control Manager                   Candi Lacy,                            Craig Alie
                                         Business Analyst Manager
Supervisor                               Mike Waterford,                        Marty Lee
                                         Group Vice President
Executive                                Tom McCullough,                        Mort Comer
                                         Executive
                                         Vice President


The parties may change their designated representatives for dispute resolution from time to time by providing prior notice to the other party as provided in Paragraph 24(d).

                  (c) BY THE ARBITRATOR. In the event that the dispute is not resolved by the means provided in Paragraph 22(a) above, the dispute shall be referred, by either party providing notice to the other, to an independent, technically qualified arbitrator with experience in software development projects (the "Arbitrator") to resolve such disputes through binding arbitration. The Arbitrator shall be a representative of a Big 5 accounting firm that does not have a material relationship with either party hereto nor with any partner of the Partnership. The Arbitrator shall be selected by mutual agreement of the parties, which shall not be unreasonably withheld or delayed. In the event that the parties are unable to agree upon an Arbitrator from a Big 5 accounting firm as described above, the parties shall seek an Arbitrator from candidates presented by the American Arbitration Association ("AAA") and using the AAA's selection procedure. The parties may replace the Arbitrator at any time only by mutual written agreement. In the event that the Arbitrator dies or becomes incapacitated or is unwilling to serve, the parties shall select a replacement using the selection process described above. The parties shall have three (3) business days after the referral to present their positions in writing to the Arbitrator, after which the Arbitrator shall provide each party with a copy of the written submission of the other, and set a date for a hearing. The Arbitrator shall have sole discretion regarding the admissibility of evidence and conduct of the hearing. At least three (3) business days prior to the hearing, each party shall submit to the other and to the Arbitrator a copy of all exhibits on which such party intends to rely at the hearing. There shall be no other discovery from either party. The Arbitrator may conduct the hearing at a location selected by the Arbitrator and shall endeavor to resolve the matter through a binding decision issued within ten (10) business days after the deadline for presentation of the parties' positions. The Arbitrator shall have the authority to award actual money damages, specific performance, and temporary injunctive relief, but shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration shall be of each party's individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. The Arbitrator's ruling shall be final, binding on both parties and not appealable. The parties intend and agree that resolution of disputes shall be finally concluded by the Arbitrator and that neither party shall have the right to seek recourse or relief in the courts from an arbitration decision. The arbitration procedure provided herein shall be the sole forum in which disputes between the parties may be resolved.

                  (d) PAYMENT OF ARBITRATOR'S FEES. The losing party in the arbitration of any dispute shall pay the fees incurred by the Arbitrator in handling that dispute. If neither side is the losing party or if the Arbitrator determines that the fees should be allocated in a different manner, payment of the Arbitrator's fees shall be made in accordance with the determination of the Arbitrator.

                  (e) EFFECT ON PERFORMANCE. The Arbitrator shall have authority to extend Delivery Dates or Acceptance Dates only to the extent that matters are in dispute that adversely impact any party's ability to deliver or accept the relevant Release. Both parties shall be obligated to continue to perform unless and until the Arbitrator rules that they are not obligated to do so. Failure to perform without such a ruling by the Arbitrator shall be at the risk of the non-performing party. If the Arbitrator recognizes or permits a delay caused by escalation or arbitration which affects the development process, the Release Delivery Dates shall be extended for the period of such delay. If the Arbitrator recognizes or permits such a delay which affects Acceptance Testing, the Partnership shall segregate the disputed issue and continue with all other Acceptance Testing, including Regression Testing, to the extent practicable. If such segregation is not practicable, the Arbitrator shall determine the amount of necessary delay in the Acceptance Dates set forth in Paragraph 13(a). The parties mutually agree that any such delay should be kept to a minimum.

         23. EXPIRATION OR TERMINATION.

                  (a) EXPIRATION. This Agreement shall expire upon delivery by the Partnership to DST of DST's total partnership interests in the Partnership pursuant to the Contribution Agreement

                  (b) TERMINATION BY EITHER PARTY. Either party may terminate this Agreement upon notice to the other party if: (i) the other party is liquidated, dissolved or ceases to carry on business on a regular basis; or (ii) any federal or state bankruptcy, insolvency or receivership proceeding is instituted by or against the other party unless, in the case of an involuntary proceeding, it is dismissed within forty-five (45) days.

                  (c) SURVIVAL. The following provisions shall survive expiration or termination of this Agreement for any reason: Paragraph 15(c) (Delayed Delivery); Paragraph 16 (DST Rights After Contribution); Paragraph 19 (Warranties); Paragraph 20 (Indemnification); Paragraph 21 (Limitation of Liability); Paragraph 23 (Termination); and Paragraph 24 (General Provisions). Paragraph 17 (Confidentiality) shall survive expiration or termination of this Agreement in the event that Final Acceptance does not occur, subject to the provisions of Paragraph 15(c) regarding use of a third party to complete the System in accordance with a decision of the Arbitrator. Upon expiration or termination of this Agreement in the event Final Acceptance does not occur, each party shall return to the other or destroy any tangible materials in any medium embodying or containing any Release or Functionality previously delivered, including all deliverables associated therewith; PROVIDED that in the event that the outcome of the Dispute Resolution Procedures pursuant to Paragraph 15(c) is that the Partnership undertakes to complete development of the System, then so long as DST receives the equity to which it is entitled under Paragraph 8.6 or Paragraph 8.7 of the Contribution Agreement, as the case may be, the Partnership shall not be required to return or destroy any DST Confidential Information relating to the System. Confidential Information of the other party, and shall not thereafter use or disclose such Confidential Information.

         24. GENERAL PROVISIONS.

                  (a) ENTIRE AGREEMENT; MODIFICATION. This Agreement, including the Exhibits hereto, contains all of the agreements, representations and understandings of the parties with respect to the subject matter hereof, and supersedes any previous agreements, representations and understandings with respect to the subject matter. In the event of a conflict between this Agreement and the Exhibits hereto, this Agreement controls. This Agreement may not be modified or amended except by a separate written instrument duly executed by the parties.

                  (b) WAIVER. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, or by any custom or practice of the parties with regard to the terms of performance hereof, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

                  (c) CHOICE OF LAW. This Agreement shall be governed by the law of the state of Delaware, without giving effect to choice of law principles.

                  (d) NOTICE. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon the earlier of (i) personal delivery; (ii) receipt if sent by postage-prepaid United States Registered or Certified Mail, Return Receipt Requested; (iii) the second next business day after deposit if sent by a reputable overnight courier; or (iv) upon electronic confirmation of receipt if sent by written telecommunication and confirmed by one of the other means of notice, as follows:

                  If to the Partnership:

                  EquiServe Limited Partnership
                  150 Royall Street
                  Canton, Massachusetts 02021

                  Attention:  Chief Executive Officer

                  Facsimile No.:  781-575-4188

                  If to DST:

                  DST Systems, Inc.
                  333 West 11th Street
                  5th Floor
                  Kansas City, Missouri  64105

                  Attention:  Executive Vice President

                  Facsimile No.: 816-435-8630

                  With a copy to:

                  Randall D. Young, Esq.
                  Vice President and Counsel
                  DST Systems, Inc.
                  333 West 11th Street
                  5th Floor
                  Kansas City, Missouri  64105

                  Facsimile No.:  816-435-1563

Any party may change the address to which notice is to be sent hereunder by giving the other party notice in the manner set forth herein.

                  (e) WORD MEANING. Except as otherwise provided, as used herein the term "days" means calendar days. Words such as "herein," "hereinafter," "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a paragraph or section in which such words appear, unless the context otherwise requires. The singular shall include the plural and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. "Including" shall mean including without limitation. Captions of the paragraphs and subparagraphs of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement, and shall not limit or affect the terms or conditions hereof.

                  (f) INDEPENDENT CONTRACTOR. Each of the parties hereto is an independent contractor and shall not be considered an agent or representative of the other for any purpose under this Agreement.


                  (g) NON-ASSIGNMENT. This Agreement may not be assigned by either party without the written consent of the other, such consent not to be unreasonably withheld. DST at its option may subcontract its obligations hereunder, but shall remain responsible for the performance of its subcontractors.

                  (h) SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction or by the Arbitrator to be unenforceable or illegal for any reason, such illegality or unenforceability shall not affect the validity or enforceability of any or all of the remaining provisions hereof and the remaining provisions hereof, if capable of substantial performance, shall remain in full force and effect.

                  (i) HEADINGS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (j) CONSTRUCTION. The parties agree that the terms and conditions of the Agreement are the result of negotiations between the parties and that no part of this Agreement shall be construed against or in favor of any party by reason of the extent to which any party or its professional advisors participated in the preparation of the Agreement.

                  (k) NO THIRD-PARTY BENEFICIARIES. Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the parties.

                  (l) INSURANCE. Each party will determine the types and amounts of insurance coverage it requires in connection with this Agreement, and neither party is required to obtain insurance for the benefit of the other party, including without limitation business interruption insurance. Each party will pay all costs and receive all benefits under policies arranged by it. Each party waives rights of subrogation it may otherwise have regarding the other party's insurance policies.

                  (m) COUNTERPARTS. This Agreement may be executed in any number of counterparts and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.



DST SYSTEMS, INC.                           BOSTON EQUISERVE LIMITED
                                            PARTNERSHIP




By:     /s/Thomas A. McCullough             By:     /s/Joseph L. Hooley
   --------------------------------            --------------------------------
Name:   Thomas A. McCullough                Name:   Joseph L. Hooley
Title:  Executive Vice President            Title:  Chairman